Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169075

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

SUPPLEMENT NO. 4, DATED NOVEMBER 30, 2012,

TO THE PROSPECTUS, DATED JULY 24, 2012

This prospectus supplement, or this Supplement No. 4, is part of the prospectus of American Realty Capital Healthcare Trust, Inc., or the Company, dated July 24, 2012, or the Prospectus, as supplemented by Supplement No. 2, dated October 11, 2012, or Supplement No. 2, and Supplement No. 3, dated November 21, 2012, or Supplement No. 3. This Supplement No. 4 supplements, modifies or supersedes certain information contained in our Prospectus, Supplement No. 2 and Supplement No. 3 and should be read in conjunction with the Prospectus, Supplement No. 2 and Supplement No. 3. This Supplement No. 4 will be delivered with the Prospectus, Supplement No. 2 and Supplement No. 3. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 4 is to, among other things, disclose the extension of the offering to February 18, 2014.

OPERATING INFORMATION

Status and Extension of Our Offering

On November 29, 2012, our board of directors approved an extension of the termination date of our initial public offering, or IPO, from February 18, 2013 to February 18, 2014. Accordingly, all references to the termination of this offering are revised to state that this offering will terminate on February 18, 2014, provided that this offering will be terminated if all 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan for sale in our primary offering).

Furthermore, in line with our best practices, we will close our IPO as originally sized and will not raise additional capital through a follow-on offering.